Q Comm International
Announces Delayed Filing
Releases Preliminary First Quarter Financial Results

Orem, UT - May 24, 2005 - Q Comm International, Inc. (Amex: QMM; QMM.WS), a provider of prepaid transaction processing and electronic point-of-sale (POS) distribution solutions, today announced that it will delay the filing of its Form 10-Q for the quarter ended March 31, 2005. As previously announced, shortly before the original filing deadline for its Form 10-Q, the Company received a standard review letter from the Securities and Exchange Commission ("SEC") on its recent Form 10-KSB, and, in light of this letter, postponed the original filing of its Form 10-Q by one week. Now, the Company is further postponing the filing of its Form 10-Q because it is still working with the SEC to potentially amend the presentation of certain financial disclosures. Notably, the Company does not expect these amendments to materially impact the amount of income or cash balances previously reported by the Company. The Company plans to file its Form 10-Q for the first quarter within the next 10 days (by June 3rd).

In the interest of providing information to its stockholders with respect to the quarter ended March 31, 2005, however, the Company is announcing the following financial results. The Company cautions stockholders that these results are subject to change following the completion of the SEC review process.

Revenues for the first quarter were $15.3 million, an increase of 80%, compared to $8.5 million in the first quarter of 2004. Higher transaction volume due to increased terminal activations drove revenue performance for the quarter. Margins, after accounting for cost of goods sold, commissions, fees paid to brokers and retailers but before depreciation and amortization, decreased to 3.1% in the first quarter of 2005, compared to 3.4% for the comparable period in 2004, reflecting a shift toward lower margin wireless products.

Michael Keough, President and Chief Executive Officer of Q Comm International, stated, “We are very pleased with the significant revenue growth achieved during the first quarter, driven by increased activated terminals and increasing demand for wireless and debit card prepaid products. While we experienced a reduction in merchant fees and a shift to lower margin wireless products during the quarter, we’ll continue to focus on direct sales and adding strategic new ISO’s to grow our network of activated terminals, both in the US and internationally. Additionally, we are pursuing new prepaid products and services that will provide higher gross margins to the company. Transaction fee-based services including bill payment and money remittance are examples.”

As a percentage of sales, the Company’s operating expenses decreased to 30.6%, from 39.5% in the first quarter of 2004, reflecting the Company’s improving economy of scale as revenues increase. However, operating expenses in absolute dollars increased 39.9% to $4.7 million, from $3.3 million in the comparable period of last year, reflecting higher SG&A costs related to additional sales personnel, higher staffing, and an increase in professional fees.

The Company’s operating loss in the first quarter of 2005 increased to $1.3 million, compared to $1.0 million in the first quarter of 2004. Based on 5.0 million weighted average shares outstanding as of March 31, 2005, and 4.0 million weighted average shares outstanding as of March 31, 2004, net loss per common share was ($0.26), compared to ($0.34).

“During the first quarter of 2005, we made important investments in the business in anticipation of continued top line growth. Demand for prepaid products at the point of sale has never been stronger, and we believe we are ideally positioned to capitalize on numerous growth opportunities,” continued Mr. Keough.

Balance Sheet
As of March 31, 2005, the Company had cash of $0.8 million and working capital of approximately $1.0 million. As previously announced, the Company raised an additional $2 million in equity financing after the end of the quarter. Stockholder’s equity was $7.4 million at March 31, 2005.

Business Highlights

As of May 24, 2005, Q Comm:
•	Announced a contract with Certified Oil to install the Verifone 3740 POS terminal in 102 convenience stores and gas stations throughout Ohio, West Virginia, and Kentucky.
•	Announced the appointment of Mark Robinson as Chief Financial Officer, effective May 31st, 2005.
•	Completed a private placement of 400,000 shares, generating gross proceeds to Q Comm of $2.0 million.

During the first quarter of 2005, Q Comm:
•	Increased Activated terminals by 121% to 2,721 over the prior year’s first quarter.
•	Secured over 230 new q xpress locations at small-to-medium size retailers in the U.S.
•	Continued to strengthen sales and administrative infrastructure.
•
Announced a contract with Leap Wireless International, Inc. to install the q xpress 200 in over 1,000 locations. Q Comm’s contract with Cricket supports its new Jump™ by Cricket® prepaid mobile phone platform and includes customized q xpress 200 POS terminals and thermal cards that are unique to the Cricket® brand.

•	Announced a contract with The Big Apple Food Stores to install the q xpress 200 POS terminal in all 90 Big Apple convenience stores and gas stations throughout Maine and New Hampshire.
•	Announced that Tripoint Payment Systems will utilize the Company’s prepaid transaction processing platform for prepaid services in the Bahamas.

ABOUT Q COMM INTERNATIONAL:
Q Comm International is a prepaid transaction processor that electronically distributes prepaid products from service providers to the point of sale. Q Comm offers proprietary prepaid transaction processing platforms, support of various point-of-sale (POS) terminals, product management, merchandising, customer support and engineering. Q Comm systems replace traditional hard cards (also known as scratch cards or voucher) that are costly to distribute, and provide more comprehensive reporting and inventory management among other benefits. Q Comm’s solutions are currently used by wireless carriers or mobile operators, telecom distributors, and various retailers to sell a wide range of prepaid products and services including prepaid wireless or prepaid mobile, prepaid phone cards, prepaid dial tone and prepaid bank cards, such as prepaid MasterCard. Visit www.qcomm.com for more information.

Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. The economic, competitive, governmental, technological and other factors identified in the Company's filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2004, may cause actual results or events to differ materially from those described in the forward looking statements in this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

Contact Information:
Ashley M. Ammon, Investor Relations
Q Comm International, Inc.
+1 (801) 226-4222 x6090